EXHIBIT 4(a)

Pacific Life & Annuity Company 700 Newport Center Drive Newport Beach, CA 92660 A Stock Company

READ YOUR CONTRACT CAREFULLY
This is a legal contract between you (the “Owner”) and Pacific Life & Annuity Company (hereinafter referred to as “we”, “us”, “our” and the “Company”).
We agree to pay the benefits provided under this Contract, subject to its provisions.
We have issued this Contract in consideration of the application and payment of the Initial Purchase Payment.
BENEFITS AND VALUES PROVIDED UNDER THIS CONTRACT MAY BE ON A VARIABLE BASIS. AMOUNTS DIRECTED INTO ONE OR MORE OF THE VARIABLE INVESTMENT OPTIONS WILL REFLECT THE INVESTMENT EXPERIENCE OF THOSE INVESTMENT OPTIONS. THESE AMOUNTS MAY INCREASE OR DECREASE, AND ARE NOT GUARANTEED AS TO A DOLLAR AMOUNT. THE DETAILS OF THE VARIABLE PROVISIONS BEGIN ON PAGE 10.
Right to Cancel — You may return this Contract within ten (10) days after you receive it. To do so, mail it to us at our Service Center or to the agent who sold it to you. This Contract will then be deemed void from the beginning. No withdrawal charge will be imposed, and we will refund the Contract Value, including any fees or charges for premium taxes and/or other taxes that were deducted from the Contract Value.
Signed for the Company at Newport Beach, California, to be effective as of the Contract Date.
PACIFIC LIFE & ANNUITY COMPANY

Chairman and Chief Executive Officer	Secretary
The smallest gross annual rate of return needed for the dollar amount of the variable annuity payments to not decrease is equal to the sum of the assumed interest rate (AIR) of 4% and all product fees and charges. The fees and charges would include the Mortality and Expense Risk charge of 0.90% and the Administrative Fee of 0.15%. Thus, the total gross annual rate of return would need to be 5.05%.
INDIVIDUAL FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT
Investment Experience Reflected in Benefits
Variable Accumulation Before Annuity Date
Annuities Payable in Variable and Fixed Dollar Amounts
Death Benefit Proceeds Payable Before Annuity Date
Non-Participating

CONTRACT SPECIFICATIONS

Service Center:	Send Forms and Written Requests to: Pacific Life & Annuity Company P.O. Box 2829 Omaha, Nebraska 68103-2829	Send Payments to: Pacific Life & Annuity Company P.O. Box 2736 Omaha, Nebraska 68103-2736

Toll-Free Number:	1-800-748-6907 (between 6:00 a.m. and 5:00 p.m., Pacific Time)
Please use our toll-free number to present inquiries or obtain information about your coverage and for us to provide assistance in resolving complaints.
Investment Options

[International Value] [International Small-Cap] [Diversified Research] [Equity] [American Funds Growth-Income] [American Funds Growth] [Technology] [Short Duration Bond] [Concentrated Growth]	[Diversified Bond] [Growth LT] [Focused 30] [Health Sciences] [Mid-Cap Value] [Large-Cap Growth] [Capital Opportunities] [International Large-Cap] [Equity Index]	[Small-Cap Index] [Fasciano Small Equity] [Small-Cap Value] [Multi-Strategy] [Main Street Core] [Emerging Markets] [Managed Bond] [Inflation Managed]	[Money Market] [High Yield Bond] [Large-Cap Value] [Comstock] [Mid-Cap Growth] [Real Estate] [VN Small-Cap Value] DCA Plus 6-Month DCA Plus 12-Month
Interest Rates (Minimum Guaranteed Interest Rate is 3.00% per year.)

Guarantee Terms and Current Rates
DCA Plus Fixed Option	6 Mos.	[7.00%]	12 Mos.	[5.00%]
Charges, Fees and Deductions

	Administrative		Annual
Benefit Description	Fee	M&E Risk Charge	Fee
Basic Contract — [Non-Qualified]	0.15%	0.90%	$30.00
[Stepped-Up Death Benefit Rider]		[0.20%]

	Age of	Withdrawal	Age of	Withdrawal
	Purchase Payment in	Charge	Purchase Payment in	Charge
Withdrawal Charges	Contract Years	Percentage	Contract Years	Percentage
	1	7%	5	3%
	2	7%	6	1%
	3	6%	7 and Later	0%
	4	5%

Annual Charge
Optional Riders	Percentage
[Guaranteed Protection Advantage 5 Rider]	[0.25%]
[Guaranteed Income Annuity (GIA) Rider]	[0.50%]
[5% Guaranteed Withdrawal Benefit Rider — Single Life]	[0.65%]
[5% Guaranteed Withdrawal Benefit Rider — Joint Life]	[0.85%]
FOR A COMPLETE DESCRIPTION OF THE CHARGES, FEES AND DEDUCTIONS SHOWN ABOVE AND OTHER APPLICABLE FEES AND CHARGES, REFER TO THE CHARGES, FEES AND DEDUCTIONS SECTION OF THE CONTRACT OR THE ANNUAL CHARGE PROVISION OF THE OPTIONAL RIDER(S) SHOWN ABOVE, IF ANY.

Contract Number:	[VA99999999]	Contract Date:	[01-01-2007]

Owner(s):	[JOHN DOE] [JANE DOE]

Annuitant(s):	[JOHN DOE] [JANE DOE]	Age:	[35] [35]	Sex:	[MALE] [FEMALE]

Initial Purchase Payment:	[$5,000.00]

Maximum Purchase Payment:	$1,000,000	Annuity Date:	[01-01-2062]

3

CONTRACT SPECIFICATIONS

Service Center:	Send Forms and Written Requests to: Pacific Life & Annuity Company P.O. Box 2829 Omaha, Nebraska 68103-2829	Send Payments to: Pacific Life & Annuity Company P.O. Box 2736 Omaha, Nebraska 68103-2736

Toll-Free Number:	1-800-748-6907 (between 6:00 a.m. and 5:00 p.m., Pacific Time)
Please use our toll-free number to present inquiries or obtain information about your coverage and for us to provide assistance in resolving complaints.
Investment Options

[International Value] [International Small-Cap] [Diversified Research] [Equity] [American Funds Growth-Income] [American Funds Growth] [Technology] [Short Duration Bond] [Concentrated Growth]	[Diversified Bond] [Growth LT] [Focused 30] [Health Sciences] [Mid-Cap Value] [Large-Cap Growth] [Capital Opportunities] [International Large-Cap] [Equity Index]	[Small-Cap Index] [Fasciano Small Equity] [Small-Cap Value] [Multi-Strategy] [Main Street Core] [Emerging Markets] [Managed Bond] [Inflation Managed]	[Money Market] [High Yield Bond] [Large-Cap Value] [Comstock] [Mid-Cap Growth] [Real Estate] [VN Small-Cap Value]
Charges, Fees and Deductions

	Administrative		Annual
Benefit Description	Fee	M&E Risk Charge	Fee
Basic Contract — [Non-Qualified]	0.15%	0.90%	$30.00
Waiver of Contingent Deferred Sales Charge (Withdrawal Charge) Rider		0.30%
[Stepped-Up Death Benefit Rider]		[0.20%]

	Age of	Withdrawal	Age of	Withdrawal
	Purchase Payment in	Charge	Purchase Payment in	Charge
Withdrawal Charges	Contract Years	Percentage	Contract Years	Percentage
	1	0%	5	0%
	2	0%	6	0%
	3	0%	7 and Later	0%
	4	0%

Annual Charge
Optional Riders	Percentage
[Guaranteed Protection Advantage 5 Rider]	[0.25%]
[Guaranteed Income Annuity (GIA) Rider]	[0.50%]
[5% Guaranteed Withdrawal Benefit Rider — Single Life]	[0.65%]
[5% Guaranteed Withdrawal Benefit Rider — Joint Life]	[0.85%]

FOR A COMPLETE DESCRIPTION OF THE CHARGES, FEES AND DEDUCTIONS SHOWN ABOVE AND OTHER APPLICABLE FEES AND CHARGES, REFER TO THE CHARGES, FEES AND DEDUCTIONS SECTION OF THE CONTRACT OR THE ANNUAL CHARGE PROVISION OF THE OPTIONAL RIDER(S) SHOWN ABOVE, IF ANY.

Contract Number:	[VA99999999]	Contract Date:	[01-01-2007]

Owner(s):	[JOHN DOE] [JANE DOE]

Annuitant(s):	[JOHN DOE] [JANE DOE]	Age:	[35] [35]	Sex:	[MALE] [FEMALE]

Initial Purchase Payment:	[$5,000.00]

Maximum Purchase Payment:	$1,000,000	Annuity Date:	[01-01-2062]

DEFINITION OF TERMS
Account Value — The amount of the Contract Value allocated to any one of the Investment Options.
Add-In Amount — The amount added by us, if applicable, to the Contract Value on the Notice Date to set the Contract Value equal to the death benefit proceeds that would have been payable to the spouse as the deemed Beneficiary/designated recipient of the death benefit. The Add-In Amount will only apply if the deceased Owner was also the sole surviving Annuitant.
Age — The Owner’s or Annuitant’s age, as applicable, at his or her last birthday.
Annuitant — The person you name on whose life annuity payments may be determined. An Annuitant’s life may also be used to determine certain increases in death benefits and to determine the Annuity Date. If you designate Joint Annuitants or a Contingent Annuitant, “Annuitant” means the sole surviving Annuitant, unless otherwise stated. Any named Annuitant, Joint Annuitant, or Contingent Annuitant must be under Age 86 as of the Contract Date. If the Contract is a Non-Qualified Contract, you cannot change the Annuitant or change or add a Joint Annuitant. If the Contract is a Qualified Contract, you may add a Joint Annuitant only on the Annuity Date.
Annuity Date (“Annuity Start Date”) — The date shown in the Contract Specifications, or the date you later elect, if any, for the start of annuity payments if the Annuitant is still living and the Contract is in force; or if earlier, the date that annuity payments actually begin.
Annuity Options — Income options available for a series of payments after the Annuity Date.
Beneficiary — The person you name who may receive any death benefit proceeds or any remaining annuity benefits in accordance with the provisions of this Contract.
Business Day — Any day on which the value of an amount invested in a Subaccount is required to be determined by applicable law which currently includes each day that both the New York Stock Exchange is open for trading and our administrative offices are open. If any transaction or event under this Contract is scheduled to occur on a day that does not exist in a given calendar period, or on a day that is not a Business Day, such transaction or event will be deemed to occur on the next following Business Day, unless otherwise stated.
Calendar Year — A one-year period beginning January 1 and ending December 31.
Code — The Internal Revenue Code of 1986, as amended.
Contingent Annuitant — The person, if any, you select to become the Annuitant if the Annuitant dies before the Annuity Date. You may add or change the Contingent Annuitant prior to the Annuity Date provided the Contingent Annuitant is not the sole surviving Annuitant. Any Contingent Annuitant you name must be under Age 86 as of the Contract Date. If you add or change a Contingent Annuitant after the Contract is issued, any newly-named or added Contingent Annuitant must be under Age 86 at the time of such change or addition.
Contingent Beneficiary — The person, if any, you select to become the Beneficiary if the Beneficiary dies.
Contingent Owner — The person, if any, you select to succeed to your rights as Owner of this Contract if all named Owners die.
Contract Anniversary — The same date, in each subsequent year, as the Contract Date.
Contract Date — The date we issued this Contract, as shown in the Contract Specifications. Contract Years, Contract Anniversaries, Contract Semiannual Periods, Contract Quarters and Contract Months are measured from the Contract Date.

Contract Debt — As of the end of any Business Day, the principal amount you have outstanding on any loan under this Contract, plus any accrued and unpaid interest.
Contract Value — As of the end of any Business Day, the Contract Value is equal to the sum of the Variable Account Value plus any Loan Account Value.
General Account — The General Account consists of our assets, other than those assets allocated to Separate Account A or to any of our other separate accounts.
Investment Option — A Variable Account offered under the Contract.
Loan Account — The account in which the amount equal to the principal amount of a loan and any interest accrued is held to secure any Contract Debt.
Loan Account Value — The amount, including any interest accrued, held in the Loan Account to secure any Contract Debt.
Net Contract Value — The Contract Value less any Contract Debt.
Non-Natural Owner — A corporation or other entity that is not a (natural) person.
Non-Qualified Contract — A Contract other than a Qualified Contract.
Notice Date — The day on which we receive, in a form satisfactory to us, proof of death and instructions satisfactory to us regarding payment of death benefit proceeds.
Owner — The person(s) who has (have) all rights under this Contract. If the Contract names two Owners, Owner means both Owners (“Joint Owners”). If there are Joint Owners, the Contract will be owned by the Joint Owners as Joint Tenants With Right of Survivorship and not as Tenants in Common. Any named Owner or Contingent Owner must be under Age 86 as of the Contract Date. If the Contract allows you to change or add Owners after the Contract is issued, any newly-named or added Owners, including Joint and/or Contingent Owners, must be under Age 86 at the time of such change or addition.
Primary Annuitant — The individual that is named in the Contract, the events in the life of whom are of primary importance in affecting the timing or amount of the payout under the Contract.
Purchase Payment — An amount paid to us, by or on behalf of an Owner, as consideration for the benefits provided under this Contract.
Qualified Contract — A Contract that qualifies under the Code as an individual retirement annuity (“IRA”) or a Contract purchased under a Qualified Plan that qualifies for special tax treatment under the Code.
Qualified Plan — A retirement plan that receives favorable tax treatment under Section 401, 403, 408 or 408A of the Code.
SEC — Securities and Exchange Commission.
Separate Account or Separate Account A — The Company’s Separate Account, registered as a unit investment trust under the Investment Company Act of 1940, as amended (“1940 Act”).
Service Center — Our mailing address shown in the Contract Specifications. We will notify you of any change in our mailing address.
Subaccount — An investment division of the Separate Account. Each Subaccount, (a “Variable Investment Option” or “Variable Account”) invests its assets in a separate series or class of shares of a designated investment company.

Subaccount Annuity Unit (“Annuity Units”) — Annuity Units are used to measure variation in variable annuity payments. The amount of each variable annuity payment (after the first payment) will vary with the value and number of the Annuity Units in each Subaccount.
Subaccount Unit — Subaccount Units are used to measure the Variable Account Value in that Subaccount.
Unit Value — The value of a Subaccount Unit (“Subaccount Unit Value”) or Subaccount Annuity Unit (“Subaccount Annuity Unit Value”). The Unit Value of any Subaccount is subject to change on any Business Day. The fluctuations in value reflect investment results and daily deductions for the mortality and expense risk charge and administrative fee. Changes in Subaccount Annuity Unit Values also reflect an additional adjustment factor that corrects for an assumed investment return. The Unit Value of a Subaccount Unit and of a Subaccount Annuity Unit are determined each Business Day.
Variable Account (“Variable Investment Option”) — A Subaccount of the Separate Account or any separate account of ours which is available under the Contract in which the assets of the Company are segregated from the assets in our General Account and from the assets in our other separate accounts.
Variable Account Value (“Subaccount Value”) — The aggregate amount of the Contract Value allocated to the Variable Accounts.
You and Your — The person or persons named as Owner(s) in the Contract Specifications. If there are Joint Owners, you and your mean both Joint Owners.

GENERAL PROVISIONS
Report to Owner(s) — At least once per year prior to the Annuity Date, we will provide you with a report. After the Annuity Date, we will provide you with any information that may be required.
Payments, Instructions and Requests — Unless this Contract provides otherwise, all Purchase Payments, loan repayments, instructions and requests must be received in a form satisfactory to us at our Service Center. Any subsequent Purchase Payments, loan repayments and requests for loans, transfers or withdrawals received by us on any Business Day usually will be processed the same Business Day, unless the transaction or event is scheduled to occur on another day.
Generally, all other instructions and requests normally will be effective as of the end of the Business Day following the day such instructions and requests are received by us, unless the transaction or event is scheduled to occur on another day. You acknowledge and agree that we will not be liable for any loss, liability, cost or expense of any kind or character for acting on instructions or requests submitted to us that we reasonably believe to be genuine.
Any change in Owner, if permitted under the Contract, or Beneficiary will be effective on the date such change is signed, subject to our receipt of the change at our Service Center.
Entire Contract — This Contract, the attached application, any subsequent applications to change this Contract and any attached riders and endorsements, constitute the entire Contract, and supersede any and all prior agreements, whether oral or written, about the terms of this Contract and the application. All statements made in the application are representations and not warranties.
Contract Modifications — Modifications to this Contract or any waiver of our rights or requirements under this Contract can only be made if in writing by an authorized officer of the Company. This Contract is intended to qualify as an annuity contract for federal income tax purposes. In addition, if this Contract is a Qualified Contract, this Contract is intended to qualify as part of a Qualified Plan. To that end, the provisions of this Contract are to be interpreted and administered to ensure or maintain such tax qualification, notwithstanding any other provisions to the contrary. We reserve the right to amend this Contract without the Owner’s consent and/or our administrative procedures to reflect any clarifications that may be needed or are appropriate to maintain its tax qualification or to conform this Contract to any applicable changes in the tax qualification requirements. Modifications to the Contract for clarification or as appropriate to maintain its tax qualification or to conform this Contract to any changes in the tax qualification requirements will be the only modifications made without the Owner’s consent. Copies of such modifications made will be forwarded to the Owner for attachment to the Contract.
Basis of Values — A detailed statement showing how values are determined has been filed with the New York State Insurance Department. All values and reserves are at least equal to those required by the laws of the state of New York.
Claims of Creditors — The Contract Value and other benefits under this Contract are exempt from the claims of creditors to the extent permitted by law.
Removal of Beneficiary, Contingent Annuitant or Contingent Owner — You may remove a Beneficiary (other than an irrevocable Beneficiary), Contingent Annuitant or a Contingent Owner from this Contract by providing proper written instructions to our Service Center.
Ownership — This Contract belongs to the Owner. The Owner is entitled to exercise all rights available under this Contract. If this Contract names two Owners, both Owners must join in any request to exercise these rights. The Owner may exercise these rights without the consent of the Beneficiary (other than any irrevocable Beneficiary) or any other person, except as otherwise required by law.
Assignment — You may assign all rights and benefits under this Contract before the Annuity Date. The assignment takes effect on the date on which it is signed, subject to our receipt of the assignment at our Service Center written notice satisfactory to us and we record the assignment. We are not responsible for the validity of any assignment. If the Contract has been absolutely assigned, the assignee becomes the Owner. You should consult with your tax adviser to determine the tax consequences of an assignment before taking any action.

Delay of Payments — Generally, we will pay any amounts due from the Contract within seven (7) days after our receipt of the request, in a form satisfactory to us. Payments or transfers to or from a Variable Account may be delayed after our receipt of the request under certain circumstances. These include:
•	a closing of the New York Stock Exchange other than on a regular holiday or weekend;

•	a trading restriction by the SEC; or

•	an emergency declared by the SEC.
We may delay payments or transfers from our General Account (which would include payment of the withdrawal proceeds, loans, fixed annuity payments and lump sum death benefit payments, unless state law requires otherwise) for up to six (6) months after the requested effective date of the transaction. Any amount delayed, so long as it is held under the General Account, will earn interest at a minimum annual rate of 3% while any delay continues.
If you make any Purchase Payment by check, other than a cashier’s check, we may delay making payments to you until your check has cleared.
Incontestability — After this Contract has been issued, we will not contest the validity of this Contract other than for misstatement of age, sex or identity.
Misstatement of Age and/or Sex — We may require proof of the Annuitant’s or Owner’s Age and/or sex before any payments associated with the death benefit proceeds are made. If the Age and/or sex of the Annuitant or Owner is incorrectly stated, we will base any such payment associated with the death benefit proceeds on the Annuitant’s or Owner’s correct Age and/or sex.
We may require proof of the Annuitant’s Age and/or sex before starting annuity payments. If the Age and/or sex (or both) of the Annuitant is incorrectly stated, we will correct the amount payable, based upon the Annuitant’s correct Age and/or sex, if applicable. If we make the correction after annuity payments have started and we have made overpayments, we will deduct the amount of the overpayment, with interest at 3% per year, from any payments due then or later. If we have made underpayments, we will add the amount, with interest at 3% per year, of the underpayments to the next payment we make after we receive proof of the correct Age and/or sex.
Proof of Life or Death — Before we make a payment, we have the right to require proof of the life or death of any person on whose life or death determines whether, to whom, or how much we must pay any benefits under this Contract.
Withholding Taxes — We reserve the right to withhold from all payments made or deemed made under this Contract, any taxes required to be withheld by applicable federal or state law, unless the Owner or payee elects otherwise pursuant to applicable withholding rules.
Non-Participating — This Contract is classified as a non-participating contract. It does not participate in our profits or surplus, and therefore no dividends are payable.

PURCHASE PAYMENTS
Initial Purchase Payment — This Contract will not be in force until we receive at our Service Center the Initial Purchase Payment. The Initial Purchase Payment is shown in the Contract Specifications.
Additional Purchase Payments — You may make additional Purchase Payments at any time before the Annuity Date, while the Annuitant is living and this Contract is in force. Each additional Purchase Payment must be at least $250 for Non-Qualified Contracts and $50 for Qualified Contracts. We may limit the amount of any single Purchase Payment. You must obtain our consent before making a Purchase Payment that will bring the aggregate Purchase Payments over the Maximum Purchase Payment amount shown in the Contract Specifications.
Purchase Payments are payable in U.S. dollars either at our Service Center or through our agent. Checks should be made payable to Pacific Life & Annuity Company. If you make Purchase Payments by check other than a cashier’s check, withdrawal payments and any refund under the Right to Cancel provision may be delayed until your check has cleared. On request, a receipt for the Purchase Payment signed by an officer of the Company will be provided after payment.
Purchase Payment Allocation — Prior to the Annuity Date, you may allocate all or part of your Purchase Payments to one or more of the Investment Options available under this Contract. The Investment Options available on the Contract Date are shown in the Contract Specifications.
You may change the Purchase Payment allocation by providing us with instructions in a form satisfactory to us. We will allocate any Purchase Payment according to your most recent allocation instructions. We may reject any instruction or Purchase Payment if your instructions are not clear and we cannot determine your allocation instructions.
Allocations During the Right to Cancel Period — We will allocate the Initial Purchase Payment in accordance with your most recent allocation instructions.
Minimum Investment Option Value — We reserve the right to require that, as a result of any allocation to an Investment Option, any transfer, or any withdrawal, the remaining Account Value in any Investment Option must be at least $500.
We also reserve the right to transfer any remaining Account Value that does not meet such minimum amount to your other Investment Options on a pro rata basis relative to your most recent allocation instructions for those Investment Options.

VARIABLE INVESTMENT OPTIONS
Variable Investment Options — The Variable Investment Options consist of Subaccounts of the Separate Account. The available Subaccounts as of the Contract Date are shown in the Contract Specifications.
Separate Account — We established and maintain the Separate Account under the laws of the state of Arizona. Any income, gains or losses (whether or not realized) from the assets of each Variable Account are credited or charged against such Variable Account without regard to our other income, gains or losses. Assets may be put in our Separate Account to support this Contract and other variable annuity contracts. Assets may be put in our Separate Account for other purposes, but not to support contracts other than variable annuity contracts. The assets of our Separate Account are our property. The portion of the Separate Account assets equal to the reserves and other Contract liabilities with respect to each Variable Account will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of a separate account in excess of the reserves and other liabilities with respect to its Variable Accounts to another separate account or to our General Account. We shall not transfer any investment, or asset held for investment, between separate accounts or between separate and other accounts unless approved by the New York State Insurance Department. All obligations arising under the Contract are our general corporate obligations. We do not hold ourselves out to be trustees of the Separate Account assets.
We reserve the right, subject to compliance with the law then in effect, and after any required regulatory approval, to:
•	cease offering any Subaccount;

•	add or change designated investment companies or their portfolios, or other investment vehicles;

•	add, delete or make substitutions for the securities and other assets that are held or purchased by the Separate Account or any Variable Account;

•	permit conversion or exchanges between portfolios and/or classes of contracts on the basis of Owners’ requests;

•	add, remove or combine Variable Accounts;

•	combine the assets of any Variable Account with any of our other Separate Accounts or of any of our affiliates;

•	register or deregister Separate Account A or any Variable Account under the 1940 Act;

•	operate any Variable Account as a managed investment company under the 1940 Act, or any other form permitted by law;

•	run any Variable Account under the direction of a committee, board, or other group;

•	restrict or eliminate any voting rights of Owners with respect to any Variable Account or other persons who have voting rights as to any Variable Account;

•	make any changes required by the 1940 Act or other federal securities laws;

•	make any changes necessary to maintain the status of the Contracts as annuities under the Code;

•	make other changes required under federal or state law relating to annuities;

•	suspend or discontinue sale of the Contracts; and

•	comply with applicable law.
If any of these changes result in a material change in the underlying investments of a Variable Account, we will notify you of such change.
We will not change the investment policy of the Separate Account without following the filing and other procedures of the Insurance Superintendent of the State of New York. Unless required by law or regulation, an investment policy may not be changed without our consent.
From time to time we may make other Investment Options available to you. Any new Investment Option may invest in portfolios of the designated investment company, other designated investment companies or their portfolios, or in other investment vehicles. New Investment Options will be made available to existing Owners at our discretion. We will provide you with written notice of all material details, including investment objectives and charges. We will comply with the filing or other procedures established by applicable state insurance regulators, to the extent required by applicable law.

CONTRACT VALUES
Contract Value — The Contract Value on any Business Day is the sum of:
•	the Variable Account Value; plus

•	the Loan Account Value.
We generally determine values on each day that the New York Stock Exchange is open, provided our administrative offices are also open on that day.
Variable Account Value — The Variable Account Value on any Business Day is the sum of the Subaccount Values on that day.
Subaccount Value — Each Subaccount Value on any Business Day is equal to the number of Subaccount Units in that Subaccount multiplied by the Unit Value of the Subaccount on that day.
We credit the Subaccount with Subaccount Units as a result of any:
•	Purchase Payments received by us and allocated to that Subaccount;

•	transfers to that Subaccount, including transfers from the Loan Account; and

•	additional amounts allocated to that Subaccount.
We debit the Subaccount with Subaccount Units as a result of any:
•	transfers, including transfers to the Loan Account;

•	withdrawals, including any applicable withdrawal charges;

•	annual fees;

•	amounts applied to provide annuity payments;

•	annual charges for expenses relating to optional riders attached to the Contract; and

•	charges for premium taxes and/or other taxes.
The number of Subaccount Units we credit to, or debit from, a Subaccount in connection with a transaction is equal to the amount of the transaction applicable to that Subaccount divided by that Subaccount’s Unit Value at the end of the valuation period that includes that day. The number of Subaccount Units in a Subaccount will change only if we credit or debit Subaccount Units for the transactions specified above. The number of Subaccount Units will not change because of subsequent changes in the Subaccount Unit Value.
Subaccount Unit Value — The initial Unit Value of each Subaccount was $10 on the Business Day the Subaccount began operations. At the end of each subsequent Business Day, the Unit Value for each Subaccount is equal to (Y) times (Z), where:
(Y)	is the Unit Value for that Subaccount as of the end of the prior Business Day; and

(Z)	is the Net Investment Factor for that Subaccount for the period (a “valuation period”) between the prior Business Day and that Business Day.
Net Investment Factor — Each Subaccount’s Net Investment Factor for any valuation period is equal to (A / B) — C, where:
(A)	equals:
(a)	the net asset value per share of the corresponding portfolio shares held by the Subaccount as of the end of that valuation period; plus

(b)	the per share amount of any dividend or capital gain distributions made during that valuation period on the portfolio shares held by the Subaccount; plus or minus

(c)	any per share charge or credit for any income taxes, other taxes, or amounts set aside during that valuation period as a reserve for any income and/or any other taxes for which we determine to have resulted from the operations of the Subaccount or Contract, and/or any taxes attributable, directly or indirectly, to Purchase Payments;
(B)	is the net asset value per share of the portfolio shares held by the Subaccount as of the end of the prior valuation period; and

(C)	is a factor that we assess against the Subaccount’s net assets held by each Subaccount for the mortality and expense risk charge and the administrative fee during that valuation period.
Loan Account Value — For Qualified Contracts that permit loans, the Loan Account Value as of the end of any Business Day is the Loan Account Value on the prior Business Day, increased by any:
•	interest; plus

•	Contract Value loaned on that day;
and decreased by any:
•	loan principal repaid; plus

•	earned interest transferred from the Loan Account on that day.
CHARGES, FEES AND DEDUCTIONS
Administrative Fee — We charge an administrative fee against the assets held in the Variable Investment Option(s). This fee is assessed daily at the annual rate which is shown in the Contract Specifications. This fee is guaranteed not to increase.
Annual Fee — We charge an annual fee against the Contract Value on each Contract Anniversary prior to the Annuity Date, and at the time you withdraw the entire Net Contract Value (on a prorated basis for the current Contract Year). The annual fee is shown in the Contract Specifications. This fee is guaranteed not to increase. The annual fee is waived if, on any Contract Anniversary prior to the Annuity Date, or at the time you make a full withdrawal, the Net Contract Value is $50,000 or more on that day.
We will not impose the annual fee on amounts applied to provide an annuity or on payment of the death benefit proceeds.
Mortality and Expense Risk Charge (“Risk Charge”) — We impose a Risk Charge against the assets held in the Variable Investment Option(s). This charge is assessed daily at the annual rate which is shown in the Contract Specifications. The Risk Charge compensates us for the risks we assume that mortality and expenses will vary from those we assumed. This charge is guaranteed not to increase.
Premium Taxes — From the Contract Value, we will deduct a charge for any taxes we pay that are attributable to Purchase Payments or withdrawals. Such taxes may include, but are not limited to: any federal, state or local premium or retaliatory taxes; and any federal, state or local income, excise, business or any other type of tax (or component thereof), measured by or based upon, directly or indirectly, the amount of Purchase Payments we receive from you. We will normally deduct this charge when you annuitize. However, we may impose this charge on any withdrawal, at the time any death benefit is paid, when the taxes are incurred or when we pay the taxes. We will base this charge on the Contract Value, the amount of the transaction, the aggregate amount of Purchase Payments we receive under the Contract; or any other amount that, in our sole discretion, we deem appropriate.
Other Taxes — We reserve the right to charge the Separate Account and/or deduct from the Contract Value a charge for any federal, state or local taxes we pay that are or become attributable to the Separate Account or Contract, including, but not limited to, income taxes attributable to our operation of the Separate Account or to our operations with respect to the Contract, or taxes attributable, directly or indirectly, to Purchase Payments or payments we make under this Contract.

Contingent Deferred Sales Charge (“Withdrawal Charge”) — Purchase Payments are subject to a withdrawal charge which is shown in the Contract Specifications. This charge may apply to amounts withdrawn under the Contract prior to the Annuity Date, depending on the length of time each Purchase Payment has been allocated to the Contract and on the amount withdrawn.
We will not apply the withdrawal charge on:
•	distributions resulting from the death of the first Owner or the sole surviving Annuitant before the Annuity Date, except as provided under the Death of Owner provision for certain Non-Natural Owners;

•	Contract Values converted to an Annuity Option after the first Contract Anniversary; unless guaranteed variable payments are subsequently redeemed; or

•	withdrawals to meet required minimum distributions for Qualified Contracts as they apply to amounts held under the Contract; or

•	withdrawals after the first Contract Anniversary, if the Owner or Annuitant has been diagnosed as having a medically determinable condition that results in a life expectancy of twelve (12) months or less and we are provided with medical evidence satisfactory to us.
Amount of Withdrawal Charge — The amount of a withdrawal charge depends on how long the Purchase Payments are held under this Contract. Each Purchase Payment you make is considered to have a certain “age,” depending on the length of time since that Purchase Payment was effective.
A Purchase Payment is “age one” from the day it was effective until the next Contract Anniversary and increases in “age” on that and each succeeding Contract Anniversary. When you withdraw an amount, the “age” of any Purchase Payment you withdraw determines the level of withdrawal charge as shown in the Contract Specifications.
For purposes of calculating the withdrawal charge, we assume that earnings are withdrawn first, followed by amounts attributable to Purchase Payments. The “oldest” Purchase Payment will be withdrawn first. The withdrawal charge will be deducted proportionately from each Investment Option selected for withdrawal.
Free Withdrawals — During a Contract Year, you may withdraw free of withdrawal charges amounts up to the sum of your earnings plus your “Eligible Purchase Payments”. Eligible Purchase Payments include 10% of all remaining Purchase Payments at the beginning of a Contract Year that have an “age” of less than seven (7) years, plus 10% of any Purchase Payments received by us during that Contract Year, plus 100% of all remaining Purchase Payments that have an age of seven (7) years or more.
Earnings — For purposes of calculating the withdrawal charge as of the end of any Business Day, earnings equal the Contract Value less the aggregate Purchase Payments that are reduced by withdrawals of prior Purchase Payments.

TRANSFER PROVISIONS
Transfers — You may, on or before the Annuity Date and subject to the requirements, limitations and restrictions described in this section, transfer all or part of the Contract Value, less any Loan Account Value, in any Investment Option among other Investment Options, while the Annuitant is living and the Contract is in force.
Your transfer request must specify:
(a)	the Investment Option (the “source account”) from which the transfer is to be made. You may choose one or more Investment Options as your source account(s). Your source account may not also be a target account;

(b)	the amount of the transfer. The amount of the transfer may be specified as a dollar amount or a percentage of the source Account Value. If you select more than one source account, the amount of the transfer from each source account must be at least $250; and

(c)	the Investment Option (the “target account”) to receive the transferred amount. You may choose one or more Investment Options as your target account(s). If you select more than one target account, your request must specify how the transferred amounts are to be allocated among the target accounts. Your source account may not also be a target account.
Transfers among Investment Options will normally be effective as of the end of the Business Day the transfer request, in a form satisfactory to us, is received at our Service Center.
Transfer Limitations and Restrictions — The following limitations and restrictions apply to transfers among Investment Options:
(a)	Transfers are allowed thirty (30) days after the Contract Date.

(b)	Transfers are limited to twenty-five (25) transfers during each Calendar Year and only two (2) per month, into or out of, that affect any of the international Investment Options. In addition, transfers are limited to two (2) per month, into or out of, that affect any Investment Option of the same underlying fund manager, as imposed by that fund manager. For the purpose of applying this limitation, transfers that occur on the same day are considered one transfer and transfers that occur as a result of any systematic transfer option, DCA Plus Fixed Option, if available under the Contract, or an asset allocation service approved by us, are excluded from this limitation.

(c)	Transfers to or from an Investment Option cannot be made until the eighth (8th) calendar day (provided that day is a Business Day) from the last day of the most recent transfer to or from that Investment Option. The day of the most recent transfer is considered as the first (1st) calendar day for purposes of meeting this requirement.

(d)	If a transfer reduces the remaining Account Value in any Investment Option immediately after such transfer to an amount less than $500, we reserve the right to transfer such remaining Account Value to your other Investment Options on a pro rata basis relative to your most recent allocation instructions.

(e)	We further reserve the right to restrict, in our sole discretion and without prior notice, transfers initiated by a market timing organization or individual or other party authorized to give transfer instructions on behalf of multiple Contract Owners. Such restrictions could include:
(i)	not accepting transfer instructions from an agent acting on behalf of more than one Contract Owner; and

(ii)	not accepting preauthorized transfer forms from market timers or other entities acting on behalf of more than one Contract Owner at a time.
(f)	We further reserve the right to modify the limits described in subparagraphs (a) through (e) above, to impose additional fees, restrictions or limitations on transfers or exchanges to or from a Separate Account or Subaccount in order to meet requirements imposed by any fund (investment company) offered to the Separate Account, or to comply with any applicable federal or state laws, rules and regulations. If the funds offered have different limitations and restrictions, we will impose the most restrictive requirements. In no event will transfers be limited to less than one per calendar quarter.

SYSTEMATIC TRANSFER OPTIONS
Systematic Transfer Options — We offer three (3) Systematic Transfer Options that are available to you prior to the Annuity Date. The Systematic Transfer Options are: (a) Dollar Cost Averaging Transfer Option; (b) Portfolio Rebalancing Transfer Option; and (c) Earnings Sweep Transfer Option. Each option is described in the provisions that follow.
Transfers under any of the Systematic Transfer Options are subject to the same requirements, limitations and restrictions described under the Transfer Provisions, except that transfers under these options are not counted towards the maximum twenty-five (25) transfers per Calendar Year limitation.
You may not choose the Dollar Cost Averaging Transfer Option and the Earnings Sweep Transfer Option at the same time.
You may request to stop transfers under the Systematic Transfer Options at any time before the Annuity Date. Your request to stop such transfers must be received at our Service Center at least five (5) days prior to the next scheduled transfer. If you stop transfers under any of the Systematic Transfer Options, you must wait thirty (30) days before you may begin an option again.
We may change, terminate or suspend the Systematic Transfer Options at any time.
Dollar Cost Averaging Transfer Option — When you request dollar cost averaging, you are authorizing us to make periodic reallocations of the Contract Value without waiting for further instructions from you.
Your transfer request must specify:
(a)	the date on which the transfers are to begin. Your request will normally be effective as of the end of the Business Day the transfer request, in a form satisfactory to us, is received at our Service Center;

(b)	the Investment Option (the “source account”) from which the transfers are to be made. You may choose any one Investment Option as your source account. The Account Value of your source account must be at least $5,000 to begin dollar cost averaging;

(c)	the amount and frequency of the transfers. You may choose monthly, quarterly, semiannual or annual transfers. The amount of the transfers may be specified as a dollar amount or a percentage of the source Account Value. However, the amount of each transfer from the source account must be at least $250; and

(d)	the Investment Option (the “target account”) to receive the transferred amounts. You may choose one or more Investment Options as your target account(s). If you select more than one target account, your request must specify how the transferred amounts are to be allocated among the target accounts. Your source account may not also be a target account.
Transfers under this option will continue until the earlier of: (i) your request to stop dollar cost averaging is effective; (ii) the source Account Value is zero; or (iii) the Annuity Date.
Portfolio Rebalancing Transfer Option — Portfolio rebalancing allows you to maintain the percentage of the Contract Value allocated to each Variable Investment Option at a pre-set level prior to annuitization. Over time, the variations in each Subaccount’s investment results will shift this balance of Subaccount Value allocations. If you elect the portfolio rebalancing feature, we will automatically transfer your Subaccount Value back to the percentages you specify.

Your portfolio rebalancing request must specify:
(a)	the date on which rebalancing is to begin. Your request will normally be effective as of the end of the Business Day the portfolio rebalancing request, in a form satisfactory to us, is received at our Service Center;

(b)	the rebalancing frequency. You may choose quarterly, semiannual or annual rebalancing; and

(c)	the Variable Investment Options to rebalance. If you have chosen portfolio rebalancing at the time of application for this Contract, we will rebalance the Variable Investment Options you have chosen on the application based on the allocation percentages you have specified for those Variable Investment Options. Otherwise, we will rebalance the Variable Investment Options you have chosen based on the allocation percentages you have specified for those Variable Investment Options on the rebalancing request.
Rebalancing may result in transferring amounts from a Variable Investment Option earning a relatively higher return to one earning a relatively lower return.
Portfolio rebalancing will continue until the earlier of: (i) your request to stop portfolio rebalancing is effective; or (ii) the Annuity Date.
Earnings Sweep Transfer Option — An earnings sweep automatically transfers the earnings attributable to the Money Market Subaccount (the “sweep option”) to one or more other Investment Options. The Account Value of the Money Market Subaccount must be at least $5,000 to begin earnings sweep.
Your transfer request must specify:
(a)	the date on which the transfers are to begin. Your request will normally be effective as of the end of the Business Day your earnings sweep request, in a form satisfactory to us, is received at our Service Center;

(b)	the frequency of the transfers. You may choose monthly, quarterly, semiannual or annual earnings sweep transfers. At each earnings sweep, we will automatically transfer the accumulated earnings attributable to the sweep option for the previous period proportionately to the target account(s) chosen. That is, if you specify monthly earnings sweep, we will transfer the sweep option earnings from the preceding month. If you specify semiannual earnings sweep, we will transfer the sweep option earnings accumulated over the preceding six months; and

(c)	the Investment Option (the “target account”) to receive the transferred amounts. You may choose one or more Variable Investment Options (but not the Money Market Subaccount) as your target account(s).
To determine the earnings, we take the change in the sweep option’s Account Value during the sweep period, add any withdrawals or transfers out of the sweep option account that occurred during the sweep period, and subtract any allocations to the sweep option account during the sweep period. The result of this calculation represents the “total earnings” for the sweep period.
If, during the sweep period, you withdraw or transfer amounts from the sweep option account, we assume that earnings are withdrawn or transferred before any other Account Value. Therefore, the “total earnings” for the sweep period will be reduced by any amounts withdrawn or transferred during the sweep option period. The remaining earnings are eligible for the sweep transfer.
Earnings sweep transfers will continue until the earlier of: (i) your request to stop earnings sweep transfers is effective; (ii) the sweep option Account Value is zero; or (iii) the Annuity Date.

WITHDRAWAL PROVISIONS
Withdrawals — You may, on or before the Annuity Date and subject to the requirements, limitations and restrictions described in this section, withdraw all or a portion of the amount available under this Contract, while the Annuitant is living and the Contract is in force. However, no withdrawals are allowed within thirty (30) days of the Contract Date.
You may specify that the withdrawal be taken from a specific Investment Option or pro rata from all Investment Options. If your request does not specify the Investment Option from which the withdrawal is to be made, the withdrawal will be taken pro rata from all Investment Options relative to the Account Value in each option.
Withdrawals will reduce the Death Benefit Amount. Withdrawals will normally be effective as of the end of the Business Day the withdrawal request, in a form satisfactory to us, is received at our Service Center.
Minimum Withdrawal Amount — The minimum amount that may be withdrawn is $500. If the withdrawal reduces the Account Value in any Investment Option to an amount less than $500, we reserve the right to transfer such remaining Account Value to your other Investment Options on a pro rata basis relative to your most recent allocation instructions.
If the withdrawal reduces the Net Contract Value to an amount less than $1,000, we may terminate this Contract and pay you the withdrawal proceeds (see Amount Available for Withdrawal provision). Payment of the withdrawal proceeds will end this Contract and we will have no further obligations under the Contract.
Amount Available for Withdrawal — The amount available for withdrawal is the Net Contract Value as of the end of the Business Day on which the withdrawal request is effective, less any:
•	withdrawal charge;

•	annual fee;

•	charges for expenses relating to optional riders attached to the Contract; and

•	charges for premium taxes and/or other taxes.
The amount we send you (the “withdrawal proceeds”) will also reflect any required or requested federal and/or state income tax withholding.
Pre-authorized Withdrawals — If the Contract Value is at least $5,000, you may select the pre-authorized withdrawal option, and you may choose monthly, quarterly, semiannual or annual withdrawals. Each withdrawal must be for at least $250. Pre-authorized withdrawals cannot be used to continue the Contract in force beyond the Annuity Date.
Termination of Contract — You may, on or before the Annuity Date, terminate this Contract for its withdrawal proceeds, while the Annuitant is living and the Contract is in force. We will require the return of this Contract or a signed Lost Contract Affidavit with your request. The withdrawal proceeds will be determined under the Amount Available for Withdrawal provision.
Your request to terminate the Contract will normally be effective as of the end of the Business Day such request, in a form satisfactory to us, is received at our Service Center. Payment of the withdrawal proceeds will end this Contract and we will have no further obligations under the Contract.

CONTRACT LOANS
Loans — If this Contract is issued under a Qualified Plan under Code Section 403 and the Qualified Plan permits, you may request a loan of a portion of the Contract Value, while the Annuitant is living and the Contract is in force.
Loan Procedures — The loan request must be submitted on our Loan Request Form. You may submit a loan request thirty (30) days after the Contract Date and before the Annuity Date. However, before requesting a new loan, you must wait thirty (30) days after the last payment of a previous loan. If approved, the loan will usually be effective as of the end of the Business Day on which we receive all necessary documentation. We will normally forward proceeds of the loan to you within seven (7) calendar days after the effective date of the loan.
Loan Account — On the effective date of the loan, we will transfer an amount equal to the principal amount of the loan into the Loan Account. We will transfer amounts to the Loan Account on a pro rata basis from the Investment Options based on the Account Value in each.
We will credit interest on amounts in the Loan Account at an annual rate equal to 3.0%. Interest earned will accrue daily beginning on the day following the effective day of the loan. The interest credited will be transferred from the Loan Account to the Investment Options on a pro rata basis relative to the most recent allocation instructions.
As your loan is repaid, the amount of the repayment will be transferred from the Loan Account to your Investment Options on a pro rata basis relative to your most recent allocation instructions.
Loan Terms — You may have only one loan outstanding at any time. The minimum loan amount is $1,000 and the maximum loan amount is the lesser of:
•	50% of the Contract Value; or

•	$50,000 less the highest outstanding Contract Debt during the 12-month period immediately preceding the effective date of the loan.
You should refer to the terms of your particular Qualified Plan for any additional loan restrictions. If you have other loans outstanding pursuant to other Qualified Plans, the amount you may borrow may be further restricted. We are not responsible for making any determinations (including loan amounts permitted) or any interpretations with respect to your Qualified Plan.
Loan Interest Rate — You will be charged interest on the Contract Debt at an annual rate equal to 5%. Interest charged will accrue daily beginning on the day the loan is effective.
Repayment Terms — You must repay principal and interest of any loan within five (5) years after its effective date. If you have certified to us that the loan proceeds will be used to acquire a principal residence for yourself, you may request a loan for up to thirty (30) years. In either case, you must repay the loan in full prior to the Annuity Date.
The loan, including principal and accrued interest, must be repaid in quarterly installments that are substantially level. An installment will be due each quarter on the date corresponding to the loan effective date, beginning with the first such date following the effective date of the loan. You may, however, repay the entire loan at any time. If you do so, we will bill you for any accrued interest. The loan will be considered repaid only when the interest due has also been paid.
We will treat all payments you send us as Purchase Payments, unless you specifically indicate that the payment is a loan repayment. To the extent permitted by law, any loan repayments in excess of the amount then due will be applied to the principal balance of the loan. Such repayments will not change the due dates or the periodic repayment amount due for future periods. If a loan repayment is in excess of the principal balance of the loan, any excess repayment will be refunded to you. Repayments received that are less than the amount then due will be returned to you, unless otherwise required by law.

If a loan repayment is not made when due, we will declare the entire remaining loan balance in default. At that time, we will provide written notification of the amount needed to bring the loan back to the current status. You will have sixty (60) days from the date on which the loan was declared in default (the “grace period”) to make the required repayment.
If the required repayment is not received by us by the end of the grace period, the defaulted loan balance plus accrued interest will be repaid by a withdrawal from the Contract Value to the extent that such values are then eligible for distribution.
In order for an amount to be eligible for distribution from a Qualified Plan you must meet one of the following triggering events:
(a)	attainment of age 59 1/2;

(b)	severance from employment;

(c)	death;

(d)	disability; or

(e)	financial hardship.
To the extent such values are not then eligible for distribution, the defaulted loan balance plus accrued interest will be considered a “Deemed Distribution” and that portion of any Contract Value needed to repay the Contract Debt will be withdrawn when such Contract Values become eligible for distribution. The withdrawal will be subject to the withdrawal charge.
If there is a Deemed Distribution under the Contract any future withdrawals will first be applied as repayment of the defaulted Contract Debt, including accrued interest, withdrawal charges and charges for applicable taxes, to the extent allowed by law. Amounts withdrawn and applied as repayment of Contract Debt will be withdrawn first from the Loan Account and then from your Investment Options on a proportionate basis relative to the Account Value in each Investment Option. If you have an outstanding loan that is in default, the defaulted Contract Debt will be considered a withdrawal for the purpose of calculating any death benefit proceeds payable under this Contract.
The terms of any such loan are intended to qualify for the exception in Code Section 72(p)(2) so that the distribution of the loan proceeds will not constitute a distribution that is taxable to you. To that end, these loan provisions will be interpreted to ensure and maintain such tax qualification, despite any other provisions to the contrary. We reserve the right to amend the Contract to reflect any clarifications that may be needed or are appropriate to maintain such tax qualification or to conform any terms of our loan arrangement with you to any applicable changes in the tax qualification requirements. We will provide you with a copy of any such amendment. If you refuse such an amendment, it may result in adverse tax consequences to you.
Adverse tax consequences may result if you fail to meet the repayment requirements of the loan. A Deemed Distribution will be considered a currently taxable distribution, and may be subject to federal tax withholding and a federal early withdrawal penalty tax, regardless of when such unpaid amounts are repaid. The tax and other Qualified Plan rules relating to Contract loans are complex and in many cases unclear. For these reasons, and because the rules vary depending on the individual circumstances of each Contract, we advise that you consult with a qualified tax adviser before exercising the loan provisions of this Contract.
If this Contract is a Non-Qualified Contract, or if your Qualified Plan does not permit loans, loans under this Contract will not be available to you.

DEATH BENEFIT PROVISIONS
Death Benefit — A death benefit will be payable only if the sole surviving Annuitant or any Owner dies before the Annuity Date and while this Contract is in force.
The proceeds of any death benefit will be payable upon receipt of, in a form satisfactory to us, proof of death and instructions regarding payment of the death benefit proceeds (the “Notice Date”). Such proceeds will equal the Death Benefit Amount reduced by any:
•	Contract Debt; and

•	charges for premium taxes and/or other taxes.
These proceeds may be payable in a lump sum, as periodic payments under an Annuity Option available under this Contract, towards the purchase of any other Annuity Option we then offer, or in accordance with the Code (see Death of Owner Distribution Rules).
If there are multiple Beneficiaries, the Death Benefit Amount will be calculated when we first receive proof of death and instructions, in proper form, from any Beneficiary. Any Death Benefit Amount still remaining to be paid to any other Beneficiary will fluctuate with the performance of the underlying Investment Options.
Death Benefit Amount — The Death Benefit Amount as of any Business Day prior to the Annuity Date is equal to the greater of:
(a)	the Contract Value as of that day; or

(b)	the aggregate Purchase Payments reduced by an amount for each withdrawal that has occurred, which is calculated by multiplying the aggregate Purchase Payments received prior to each withdrawal by the ratio of the amount of the withdrawal, including any applicable withdrawal charge, to the Contract Value immediately prior to the withdrawal. An example of the reduction in the Death Benefit as a result of a withdrawal is as follows:

Purchase Payment	$1,000.00
Contract Value Before the Withdrawal	$500.00
Amount Withdrawn	$480.00
Contract Value After the Withdrawal	$20.00
Death Benefit Amount after the Withdrawal	$40.00
If you are not the Annuitant and you die before the Annuitant, the death benefit proceeds will be equal to the Contract Value as of the Notice Date.
Death of Annuitant — If the Annuitant dies before the Owner and before the Annuity Date, the death benefit proceeds will be equal to the Death Benefit Amount as of the Notice Date. Unless there is a surviving Joint Annuitant or Contingent Annuitant, we will pay the death benefit proceeds to the first among the following who is: (1) living; or (2) an entity or corporation entitled to receive the death benefit proceeds:
(a)	the Owner;

(b)	the Joint Owner;

(c)	the Contingent Owner;

(d)	the Beneficiary; or

(e)	the Contingent Beneficiary.
If none are living (or if there is no entity or corporation entitled to receive the death benefit proceeds), we will pay the death benefit proceeds to the Owner’s estate.

If an Annuitant dies and there is a surviving Joint Annuitant, the surviving Joint Annuitant becomes the Annuitant. If there is no surviving Joint Annuitant and there is a Contingent Annuitant, the Contingent Annuitant becomes the Annuitant. No death benefit will be paid, except as otherwise provided under the Death Benefit provision.
If you are the Annuitant and you die, we will determine the amount of any death benefit and to whom it will be paid under this Death of Annuitant provision. If the Contract is issued as a Non-Qualified Contract, we will distribute any death benefit proceeds under the Death of Owner Distribution Rules provision.
Death of Owner — If you are not the Annuitant and you die before the Annuitant and before the Annuity Date, the death benefit proceeds will be equal to the Contract Value as of the Notice Date. If there is a Joint Owner, the death benefit proceeds will be payable upon the death of the first Owner, unless the Joint Owner is a surviving spouse and such spouse is also the sole surviving Beneficiary.
If you die while the Annuitant is living and prior to the Annuity Date, we will pay the death benefit proceeds to the first among the following who is: (1) living; or (2) an entity or corporation entitled to receive the death benefit proceeds:
(a)	the Joint Owner;

(b)	the Contingent Owner;

(c)	the Beneficiary; or

(d)	the Contingent Beneficiary.
If none are living (or if there is no entity or corporation entitled to receive the death benefit proceeds), we will pay the death benefit proceeds to your estate.
If you are not also the Annuitant and in the event of simultaneous deaths of both you and the Annuitant, the death benefit will be calculated under the Death of Annuitant provision and payment will be made in accordance with this Death of Owner provision.
If you are a Non-Natural Owner of a Contract other than a Contract issued under a Qualified Plan as defined in Section 401 or 403 of the Code, the Primary Annuitant will be treated as the Owner of the Contract for purposes of the Death of Owner Distribution Rules. If there is a change in the Primary Annuitant prior to the Annuity Date, such change will be treated as the death of the Owner. The Death Benefit Amount will be: (a) the Contract Value, if the Non-Natural Owner elects to maintain the Contract and reinvest the Contract Value into the Contract in the same amount as immediately prior to the distribution; or (b) the Contract Value, less any annual fee withdrawal charge and less any charge for premium taxes and/or other taxes, if the Non-Natural Owner elects a cash distribution. The death benefit will be determined as of the Business Day we receive, in a form satisfactory to us, the request to change the Primary Annuitant and instructions regarding continuance of the Contract or cash distribution.
Death of Owner Distribution Rules — The following rules will determine when a distribution must be made under this Contract. These rules do not affect our determination of the amount of death benefit proceeds payable or distribution proceeds. If there is more than one Owner, these rules apply on the date on which the first of these Joint Owners die.
If the Owner dies before the Annuity Date, the designated recipient of the death benefit proceeds may elect to receive the death benefit proceeds:
•	in a lump sum payment;

•	within five (5) years following the Owner’s death; or

•	in the form of an annuity for life or over a period that does not exceed the life expectancy of the designated recipient, with annuity payments that start within one (1) year after the Owner’s death.
Unless otherwise required by law, an election to receive an annuity (in lieu of a lump sum payment) must be made within one (1) year, or the lump sum payment option will be deemed elected. We will consider that deemed election as our receipt of instructions regarding payment of the death benefit proceeds.

The Owner may designate that the Beneficiary is to receive the death benefit proceeds either through an annuity for life or over a period that does not exceed the life expectancy of the Beneficiary. Such designation must be made in writing in a form acceptable to us, and may only be revoked by the Owner in writing in a form acceptable to us. Upon death of the Owner, the Beneficiary cannot revoke or modify any designation made by the Owner on how the death benefit proceeds are to be paid.
If the spouse of the deceased Owner is the sole surviving Beneficiary, or is the sole surviving Joint or Contingent Owner, and has an unrestricted right to receive the death benefit proceeds in a lump sum, the spouse may continue this Contract as Owner rather than receive the death benefit proceeds, provided that we receive instructions to continue the Contract within one (1) year.
On the Notice Date, if the surviving spouse is deemed to have continued the Contract, we will set the Contract Value equal to the death benefit proceeds that would have been payable to the spouse as the deemed Beneficiary/designated recipient of the death benefit. The amount that the Death Benefit Amount exceeds the Contract Value will be added to the Contract Value in the form of the Add-In Amount on the Notice Date. The Add-In Amount will be allocated among Investment Options in accordance with the current allocation instructions for the Contract and will be considered earnings. There will not be an adjustment to the Contract Value if the Contract Value is equal to the death benefit proceeds as of the Notice Date.
If the Owner dies on or after the Annuity Date, but payments have not yet been completed, then distributions of the remaining amounts payable under this Contract must be made at least as rapidly as the rate that was being used at the date of the Owner’s death. All of the Owner’s rights granted by the Contract will be assumed by the first among the following who is: (1) living; or (2) an entity or corporation entitled to assume the Owner’s rights granted by the Contract:
(a)	the Joint Owner;

(b)	the Contingent Owner;

(c)	the Beneficiary;

(d)	the Contingent Beneficiary.
If none are living (or if there is no entity or corporation entitled to assume the Owner’s rights granted by the Contract), all of the Owner’s rights granted by the Contract will be assumed by the Owner’s estate.
If the Owner is a Non-Natural Owner, the rules set forth in these Death of Owner Distribution Rules apply in the event of the death or change of the Primary Annuitant.
In any event, the death benefit proceeds will be paid in accordance with Section 72(s) of the Code.
These Death of Owner Distribution Rules do not apply to Qualified Contracts issued under Qualified Plans as defined in Section 401, 403, 408 or 408A of the Code or to an annuity that is a qualified funding asset as defined in Code Section 130(d) (but without regard to whether there is a qualified assignment).
Interest on Death Benefit Proceeds — We will pay interest on the death benefit proceeds. Interest will be paid at a rate of not less than 3% per year from the date of death until such proceeds are paid or applied under an Annuity Option.

BENEFICIARY PROVISIONS
Designation of Beneficiary — The Beneficiary is the person you name who may receive any death benefit proceeds, or any remaining annuity payments after the Annuity Date, if the Annuitant or Owner dies. The Owner can name more than one Beneficiary. Multiple Beneficiaries will share the death benefit proceeds (or any remaining annuity payments) equally, unless otherwise specified. If any Beneficiary predeceases the Annuitant or Owner, that Beneficiary’s interest will go to any other Beneficiaries named, according to their respective interests, unless otherwise specified. If you leave no surviving Beneficiary, your estate may receive the death benefit proceeds.
If the Beneficiary is a trustee, we will neither be responsible for verifying a trustee’s right to receive any death benefit proceeds, nor for how the trustee disposes of any death benefit proceeds. If before payment of any death benefit proceeds, we receive proper notice that the trust has been revoked or is not in effect, then any death benefit proceeds payable will be paid to the Contingent Beneficiary, if living; if not to the Owner’s estate.
Adding or Changing Your Beneficiary — You may add, change, or remove any Beneficiary, other than an irrevocable Beneficiary, subject to the terms of any assignment, at any time prior to the death of the Annuitant or Owner, by providing us with a request in a form satisfactory to us. However, if you have named an irrevocable Beneficiary, you may not add any new Beneficiary, or remove or change the irrevocable Beneficiary, without obtaining his or her written consent in a form acceptable to us. You may remove any non-irrevocable Beneficiary without obtaining the consent of the irrevocable Beneficiary. Qualified Contracts may have additional restrictions on naming and changing Beneficiaries. Any change or addition will take effect only when the notice is signed, subject to our receipt. Any such change or addition will not impact any payment made or other action taken by us before the change or addition was received by us at our Service Center.
ANNUITY PROVISIONS
Choice of Annuity Date — Unless otherwise changed as provided below, the Annuity Date is shown in the Contract Specifications. If you did not select an Annuity Date in the application for this contract, we assigned the Annuity Date based on the Contract Type chosen and the Annuitant’s Age shown in the application for this Contract. If there are Joint Annuitants, the Annuity Date was based on the younger Annuitant’s birthday.
The Annuity Date may be changed by providing proper notice to us at least ten (10) Business Days prior to the current Annuity Date or new Annuity Date, whichever is earlier, subject to any applicable state law or the Code.
The new Annuity Date may not be earlier than the first Contract Anniversary and must occur on or before the later of the Annuitant’s 90th birthday or the tenth (10th) Contract Anniversary, or earlier, as required by any applicable state law or the Code. If there are Joint Annuitants, the Annuity Date will be based on the younger Annuitant’s birthday. You may be subject to additional restrictions under your Qualified Plan. You should consult with your Qualified Plan administrator before you elect an Annuity Date.
Default Annuity Option — If this is a Non-Qualified Contract or a Qualified Contract and you are not married, the Annuity Option will be Life with a Period Certain of Ten (10) Years. If this is a Qualified Contract and you are married, the Annuity Option will be Joint and Survivor Life, with survivor payments of 50%, and your spouse will automatically be named as the secondary Annuitant.
The Annuity Option may be changed by providing proper notice to us at least ten (10) Business Days prior to the current Annuity Date, to any other Annuity Option contained in this Contract or allowed by us.
Unless otherwise specified or changed, we will make annuity payments based on our most frequent payment schedule that results in an initial annuity payment of at least $20. The payment frequency may be changed by providing proper notice to us at least ten (10) Business Days prior to the current Annuity Date.

Subject to our minimum requirements, the Net Contract Value less any charges for premium taxes and/or other taxes will be converted to a variable annuity and applied to the Subaccounts in proportion to the Account Value in each Subaccount on the Annuity Date.
Application of Contract Value — Prior to the Annuity Date, you may elect to convert all or part of the Net Contract Value, less any charge for premium taxes and/or other taxes, to any currently offered Annuity Option. The aggregate net amount you convert must be at least $2,000; otherwise, we reserve the right to terminate this Contract and pay such aggregate net amount in a single sum.
Subject to the Withdrawal Provisions, you may also elect a full withdrawal in lieu of annuity payments under an Annuity Option. Before we make any full withdrawal, we require return of this Contract (or a signed Lost Contract Affidavit) to us.
If you convert only a portion of the Net Contract Value on the Annuity Date, you may, at that time, elect not to have the remainder of the Net Contract Value distributed, but instead to continue the Contract with that remaining Contract Value. This option may or may not be available, or may be available only for certain types of Contracts. If this option is available and you elect it, you would choose a second Annuity Date for such Contract Value. All references in this Contract to the Annuity Start Date (or Annuity Date) would, with regard to such Contract Value, be deemed to refer to that second Annuity Date. The second Annuity Date may not be later than the Annuitant’s 90th birthday or the tenth (10th) Contract Anniversary. You should consult with your tax adviser for more information if you desire this option.
Your Selections — Prior to the Annuity Date, you may make three selections about the annuity payments. First, you may choose whether you want those payments to be a fixed-dollar amount or a variable-dollar amount, or both. Second, you may choose the form of annuity payments (Annuity Option). Third, you may choose to have annuity payments made monthly, quarterly, semiannually, or annually.
The first annuity payment will be sent on the day following the Annuity Date if the amount of the first annuity payment is less than $20 a month, we reserve the right to offer a less frequent mode of payment so that each payment is at least $20, or you may terminate the Contract and no withdrawal charge will be imposed.
Once annuity payments begin, no changes can be made to either the Annuity Option or the basis on which such payments are made (a fixed annuity basis or variable annuity basis), no additional Purchase Payments will be accepted and no withdrawals will be allowed.
Fixed and Variable Annuities — You may choose a fixed annuity (with fixed-dollar payments), a variable annuity (with variable-dollar payments), or you may choose a combination of both. If you select a variable annuity, you may choose any Subaccounts for the annuity. If you select a variable annuity, on the Annuity Date, we will convert that portion of the Net Contract Value as it is currently allocated among the Subaccount(s). We will apply the net amount you convert to a fixed annuity and/or a variable annuity (and in this instance, to each Subaccount), based on the relative Account Value in each Investment Option on the Annuity Date. Any net amount you convert to a fixed annuity will be held in our General Account.
Each periodic payment under the fixed annuity will be equal to the amount of the first fixed annuity payment (unless you elect a joint and survivor life annuity with reduced survivor payments). The amount of each variable annuity periodic payment will vary with the investment results of the Subaccount(s) you select. After the Annuity Date, you may exchange the Annuity Units in any Subaccount(s) for Annuity Units in any other Subaccount(s) up to four (4) times in any twelve (12) month period. We reserve the right to limit the Subaccounts available, to change the number and frequency of exchanges and to change the number of Subaccounts you may choose.
Amount of Payments — The first annuity payment amount depends on the Annuity Option, payment frequency, and whether you select a fixed annuity and/or a variable annuity. If you do not choose the Period Certain Only Option, the amount will depend on the Age of the Annuitant(s), the Annuity Date, and the sex of the Annuitant(s).

Fixed Annuity Payments — The minimum guaranteed income purchased per $1,000 of the net amount applied to a fixed annuity is based on an annual interest rate of 3% and the 1983a Mortality Table with the ages set back ten (10) years.
Conversion to Current Rates — Annuity payments will be based on the greater of:
•	our current income factors in effect for this Contract on the Annuity Date; or

•	our guaranteed income factors.
The dollar amount of any payments after the first annuity payment is specified during the annuity payment period according to the provisions of the elected Annuity Option.
Variable Annuity Payments — Subaccount Annuity Units. For each Subaccount, we divide the amount of the initial variable annuity payment from each Subaccount by the Annuity Unit Value for that Subaccount (the “Annuity Unit Value”) on the Annuity Date, to obtain the number of Annuity Units for that Subaccount. The number of Annuity Units in each Subaccount will not change unless exchanges of Annuity Units are made (or if the Joint and Survivor Annuity Option is elected and the Primary Annuitant dies first), but the Annuity Unit Value of those Annuity Units will vary.
Neither expenses actually incurred other than taxes on the investment return, nor mortality actually experienced shall adversely affect the dollar amount of variable annuity payments to any payee for whom variable annuity payments have commenced.
Subsequent Variable Payments — The amount of each subsequent variable annuity payment will be the sum of the amounts payable based on the Annuity Units in each Subaccount. To determine the amount payable for each Subaccount, we multiply the number of Annuity Units in that Subaccount by their Annuity Unit Value on the day in each payment period that corresponds to the Annuity Date.
Annuity Unit Value — The initial Annuity Unit Value for each Subaccount was arbitrarily set at $10 on the Business Day the Subaccount began operations. At the end of each subsequent Business Day, the Annuity Unit Value for each Subaccount is equal to (A x B) x C, where:

A	-	is the Subaccount’s Annuity Unit Value for that Subaccount as of the end of the prior Business Day;
B	-	is the Net Investment Factor for that Subaccount for that valuation period; and
C	-	is an interest factor to offset the effect of the assumed investment return (“AIR”) which is built into the Annuity Option Tables (1 + AIR) —n/365, where n = number of days in that valuation period.
We generally calculate the Annuity Unit Value of each Subaccount on each day the New York Stock Exchange is open, provided our administrative offices are also open that day.
We guarantee that the amount of each subsequent annuity payment will not be affected by variations in our expenses or in mortality experience.
Periodic Payments — The first payment under the Annuity Options will be determined on the Annuity Date and will be made on the day following the Annuity Date.
For a Beneficiary entitled to a death benefit due to the death of the Annuitant, the first payment will be made on the first day of the calendar month, or earlier at our option, next following the day we receive due proof of the Annuitant’s death and instructions regarding payment, (called the “Payment Start Date”), and such other documentation as we may require. Subsequent payments will be determined on the day in each payment period that corresponds to the Payment Start Date and will be made on the following day.

ANNUITY OPTIONS
The following Annuity Options are available under this Contract. Additional options may become available in the future:
Option 1 — Life Only: Periodic payments are made to the designated payee during the Annuitant’s lifetime. Payments stop when the Annuitant dies.
Option 2 — Life with Period Certain: Periodic payments are made to the designated payee during the Annuitant’s lifetime, with payments guaranteed for a specified period. You may choose to have payments guaranteed five (5) through thirty (30) years (in full years only). If the Annuitant dies before the guaranteed payments are completed, we will pay the remainder of the guaranteed payments to the first among the following who is: (1) living; or (2) an entity or corporation entitled to receive the remainder of the guaranteed payments:
(a)	the Owner;

(b)	the Joint Owner;

(c)	the Contingent Owner;

(d)	the Beneficiary; or

(e)	the Contingent Beneficiary.
If none are living (or if there is no entity or corporation entitled to receive the remainder of the guaranteed payments), we will pay the remainder of the guaranteed payments to the Owner’s estate.
If the Annuitant dies after all of the payments under the period certain have been paid, payments will stop when the Annuitant dies.
Additionally, if variable payments are elected under this option, you may redeem all remaining guaranteed variable payments after the Annuity Date. The amount available upon such redemption would be the present value of any remaining guaranteed variable payments at the assumed investment return. Any applicable withdrawal charge will be deducted from the present value as if you terminated the Contract. For purposes of calculating the withdrawal charge, annuity payments made prior to the redemption will be treated as withdrawals. That is, the present value will be reduced by the amount needed to produce withdrawal proceeds equal to the amount of the annuity payment.
When a life income settlement option with a period certain provides for installments of the same amount at some ages for a different period certain, we will deem an election to have been made for the longest period certain that could have been elected for such age and amount.
Option 3 — Joint and Survivor Life: Periodic payments are made to the designated payee during the lifetime of the Primary Annuitant. After the death of the Primary Annuitant, periodic payments are based on the life of the secondary Annuitant named in the election if and so long as such secondary Annuitant lives. Payments made based on the life of the secondary Annuitant may be in installments equal to 50%, 66-2/3% or 100% (as specified in the election) of the original payment amount payable during the lifetime of the Primary Annuitant. If you elect a reduced payment based on the life of the secondary Annuitant, fixed annuity payments will be equal to 50% or 66-2/3% of the original fixed payment payable during the lifetime of the Primary Annuitant. Variable annuity payments will be determined using 50% or 66-2/3%, as applicable, of the number of Annuity Units for each Subaccount credited to the Contract. Payments stop when both Annuitants have died.

Option 4 — Period Certain Only: Periodic payments are made to the designated payee during the Annuitant’s lifetime, with payments guaranteed for a specified period. You may choose to have payments guaranteed five (5) through thirty (30) years (in full years only). If the Annuitant dies before the guaranteed payments are completed, we will pay the remainder of the guaranteed payments to the first among the following who is: (1) living; or (2) an entity or corporation entitled to receive the remainder of the guaranteed payments:
(a)	the Owner;

(b)	the Joint Owner;

(c)	the Contingent Owner;

(d)	the Beneficiary; or

(e)	the Contingent Beneficiary.
If none are living (or if there is no entity or corporation entitled to receive the remainder of the guaranteed payments), we will pay the remainder of the guaranteed payments to the Owner’s estate.
Additionally, if variable payments are elected under this option, you may redeem all remaining guaranteed variable payments after the Annuity Date. The amount available upon such redemption would be the present value of any remaining guaranteed variable payments at the assumed investment return. Any applicable withdrawal charge will be deducted from the present value as if you terminated the Contract. For purposes of calculating the withdrawal charge, annuity payments made prior to the redemption will be treated as withdrawals. That is, the present value will be reduced by the amount needed to produce withdrawal proceeds equal to the amount of the annuity payment.
ANNUITY OPTION TABLES
Applicability of Rates — For the fixed Annuity Option, the Annuity Option Tables contained in the following pages illustrate the minimum guaranteed monthly income purchased per $1,000 of the net amount applied.
The tables also illustrate the minimum rates for the first monthly variable annuity payment per $1,000 of the net amount applied to the variable annuity payment option. Subsequent payments may be higher or lower than the first payment, based on the investment performance of the Subaccount(s) you elect and whether you exchange Subaccount Annuity Units.
Basis of Computations — The actuarial basis for the fixed Annuity Option Tables is the 1983a Annuity Mortality Table with the ages set back ten (10) years with interest at an annual rate of 3%. The rates for variable annuity payments are based on an assumed investment return of 4% per year and the 1983a Annuity Mortality Table with the ages set back ten (10) years.
Rates Not Shown — We will provide rates for any payment frequency, interest rate, Age or sex, combinations thereof, and/or payout percentage for any Annuity Option, if applicable, that we offer if they are not shown in the tables.
Annuity benefits will not be less than those that would have been provided by the application of an amount to purchase any single consideration immediate annuity offered by us at the time annuity payments commence to the same class annuitant. The amount shall be the greater of the withdrawal proceeds or 95% of what the withdrawal proceeds would be if there were no withdrawal charges.

OPTIONS 1 AND 2
LIFE ONLY OR LIFE WITH PERIOD CERTAIN OF 10 AND 20 YEARS

	Fixed Annuity Rates			Fixed Annuity Rates
	Male at 3%			Female at 3%
	Option 1	Option 2		Option 1	Option 2
		Life with Period Certain			Life with Period Certain
Age	Life Only	10 Years	20 Years	Life Only	10 Years	20 Years
30	3.04	3.03	3.03	2.93	2.93	2.93
35	3.14	3.14	3.13	3.02	3.02	3.01
40	3.28	3.27	3.26	3.13	3.12	3.12
45	3.44	3.44	3.41	3.26	3.26	3.24
50	3.66	3.64	3.60	3.42	3.42	3.40
55	3.93	3.90	3.82	3.63	3.63	3.59
60	4.27	4.22	4.08	3.90	3.89	3.82
65	4.70	4.62	4.39	4.25	4.22	4.11
70	5.28	5.14	4.71	4.72	4.66	4.44
75	6.10	5.81	5.02	5.35	5.22	4.79
80	7.23	6.61	5.27	6.25	5.96	5.12
85	8.82	7.49	5.42	7.56	6.89	5.35
90	11.06	8.33	5.49	9.53	7.89	5.47
95	14.16	8.97	5.51	12.48	8.74	5.50

	Variable Annuity Rates			Variable Annuity Rates
	Male at 4%			Female at 4%
	Option 1	Option 2		Option 1	Option 2
		Life with Period Certain			Life with Period Certain
Age	Life Only	10 Years	20 Years	Life Only	10 Years	20 Years
30	3.69	3.69	3.68	3.60	3.59	3.59
35	3.79	3.78	3.77	3.67	3.67	3.66
40	3.91	3.90	3.88	3.77	3.76	3.75
45	4.06	4.06	4.02	3.89	3.88	3.87
50	4.27	4.25	4.20	4.04	4.03	4.01
55	4.53	4.50	4.40	4.24	4.23	4.18
60	4.86	4.81	4.65	4.50	4.47	4.40
65	5.29	5.20	4.94	4.84	4.86	4.67
70	5.86	5.70	5.24	5.29	5.22	4.98
75	6.68	6.35	5.54	5.92	5.77	5.32
80	7.82	7.14	5.77	6.81	6.50	5.63
85	9.41	8.00	5.91	8.14	7.40	5.85
90	11.68	8.81	5.98	10.12	8.38	5.96
95	14.79	9.43	6.00	13.08	9.21	6.00

OPTION 3 — JOINT AND 50% SURVIVOR LIFE

Primary Annuitant
Male Age
		60		65		70
		3%	4%	3%	4%	3%	4%
		Fixed	Variable	Fixed	Variable	Fixed	Variable
Female	60	3.91	4.50	4.13	4.72	4.39	4.98
Age	65	3.99	4.58	4.25	4.83	4.54	5.13
	70	4.06	4.65	4.36	4.93	4.70	5.27
	75	4.12	4.71	4.46	5.03	4.85	5.42
	80	4.17	4.75	4.54	5.11	4.98	5.55
	85	4.21	4.79	4.60	5.17	5.09	5.66

Primary Annuitant
Male Age
		75		80		85
		3%	4%	3%	4%	3%	4%
		Fixed	Variable	Fixed	Variable	Fixed	Variable
Female	60	4.69	5.30	5.02	5.65	5.38	6.05
Age	65	4.88	5.48	5.26	5.88	5.67	6.32
	70	5.10	5.68	5.55	6.14	6.03	6.65
	75	5.32	5.89	5.86	6.44	6.45	7.05
	80	5.54	6.10	6.18	6.75	6.91	7.49
	85	5.72	6.28	6.49	7.05	7.40	7.96

OPTION 3 — JOINT AND 66 2/3% SURVIVOR LIFE

Primary Annuitant
Male Age
		60		65		70
		3%	4%	3%	4%	3%	4%
		Fixed	Variable	Fixed	Variable	Fixed	Variable
Female	60	3.80	4.39	3.97	4.56	4.16	4.75
Age	65	3.90	4.49	4.12	4.69	4.34	4.92
	70	4.00	4.58	4.25	4.83	4.53	5.10
	75	4.08	4.66	4.38	4.95	4.72	5.28
	80	4.14	4.72	4.48	5.05	4.89	5.45
	85	4.19	4.77	4.56	5.13	5.03	5.59

Primary Annuitant
Male Age
		75		80		85
		3%	4%	3%	4%	3%	4%
		Fixed	Variable	Fixed	Variable	Fixed	Variable
Female	60	4.35	4.95	4.55	5.17	4.76	5.40
Age	65	4.58	5.17	4.83	5.43	5.07	5.70
	70	4.84	5.41	5.15	5.73	5.46	6.06
	75	5.11	5.67	5.51	6.08	5.92	6.50
	80	5.37	5.92	5.90	6.45	6.45	7.01
	85	5.61	6.16	6.28	6.83	7.02	7.58

OPTION 3 — JOINT AND 100% SURVIVOR LIFE

Primary Annuitant
Male Age
		60		65		70
		3%	4%	3%	4%	3%	4%
		Fixed	Variable	Fixed	Variable	Fixed	Variable
Female	60	3.60	4.19	3.69	4.27	3.76	4.34
Age	65	3.75	4.32	3.88	4.45	3.99	4.55
	70	3.88	4.45	4.06	4.62	4.24	4.79
	75	3.99	4.56	4.23	4.79	4.49	5.03
	80	4.08	4.65	4.38	4.94	4.72	5.27
	85	4.15	4.73	4.50	5.06	4.91	5.46

Primary Annuitant
Male Age
		75		80		85
		3%	4%	3%	4%	3%	4%
		Fixed	Variable	Fixed	Variable	Fixed	Variable
Female	60	3.81	4.39	3.84	4.43	3.87	4.45
Age	65	4.07	4.64	4.14	4.71	4.18	4.76
	70	4.38	4.94	4.50	5.06	4.58	5.14
	75	4.72	5.27	4.93	5.47	5.08	5.63
	80	5.07	5.61	5.40	5.94	5.68	6.22
	85	5.39	5.93	5.89	6.43	6.37	6.90

OPTION 4 — PERIOD CERTAIN ONLY

Monthly		Monthly		Monthly		Monthly
Income		Income		Income		Income
	3%		3%		3%		3%
Years	Fixed	Years	Fixed	Years	Fixed	Years	Fixed
5	17.91	12	8.24	19	5.73	26	4.59
6	15.14	13	7.71	20	5.51	27	4.47
7	13.16	14	7.26	21	5.32	28	4.37
8	11.68	15	6.87	22	5.15	29	4.27
9	10.53	16	6.53	23	4.99	30	4.18
10	9.61	17	6.23	24	4.84
11	8.86	18	5.96	25	4.71

         A Stock Company
Pacific Life & Annuity Company ● 700 Newport Center Drive ● Newport Beach, CA 92660
INDIVIDUAL FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT
Investment Experience Reflected in Benefits
Variable Accumulation Before Annuity Date
Annuities Payable in Variable and Fixed Dollar Amounts
Death Benefit Proceeds Payable Before Annuity Date
Non-Participating